SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                          National Research Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                  637372 10 3
                                 (CUSIP Number)



   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

    CUSIP No.   637372 10 3


     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael D. Hays


     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)  [_]
                                                                     (b)  [_]


     3   SEC USE ONLY



     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                     5  SOLE VOTING POWER
      NUMBER OF
                        4,847,910
        SHARES

                     6  SHARED VOTING POWER
     BENEFICIALLY

                        -0-
       OWNED BY

         EACH
                     7  SOLE DISPOSITIVE POWER
      REPORTING
                        4,847,910
        PERSON

         WITH
                    8   SHARED DISPOSITIVE POWER

                        -0-



    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              4,847,910


    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                       [_]




    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              66.4%



    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN



    Item 1(a).     Name of Issuer:

                   National Research Corporation

    Item 1(b).     Address of Issuer's Principal Executive
                   Offices:

                   1033 "O" Street
                   Lincoln, Nebraska 68508

    Item 2(a).     Name of Person Filing:

                   Michael D. Hays

    Item 2(b). Address of Principal Business Office or, if none, Residence:

                   1033 "O" Street
                   Lincoln, Nebraska 68508

    Item 2(c).     Citizenship:

                   United States

    Item 2(d).     Title of Class of Securities:

                   Common Stock, $.001 par value


    Item 2(e).     CUSIP Number:

                   637372 10 3

    Item 3.        If this statement is filed pursuant to Rules
                   13d-1(b), or 13d-2(b), check
                   whether the person filing is a:

                   Not Applicable

    Item 4.        Ownership (as of December 31, 1997).

                   (a)  Amount Beneficially Owned:  4,847,910
                        shares.

                   (b)  Percent of Class:   66.4%

                   (c) Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the
                             vote

                             4,847,910 shares

                        (ii) shared power to vote or to direct the
                             vote

                             - 0 -

                        (iii)sole power to dispose or to
                             direct the disposition of

                             4,847,910 shares

                        (iv) shared power to dispose or to direct
                             the disposition of

                             - 0 -

    Item 5.        Ownership of Five Percent or Less of a Class.

                   Not Applicable


    Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                   Not Applicable

    Item 7.        Identification and Classification of the
                   Subsidiary Which Acquired the Security Being
                   Reported on By the Parent Holding Company.

                   Not Applicable

    Item 8. Identification and Classification of Members of the Group.

                   Not Applicable

    Item 9.        Notice of Dissolution of Group.

                   Not Applicable

    Item 10.       Certification.

                   Not Applicable

                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   1/21/98
   Date


   /s/ Michael D. Hays
   Signature


   Michael D. Hays
   Name